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                                                           EXHIBIT 5.1



                [Letterhead of Wilson Sonsini Goodrich & Rosati]



                                  March 3, 2000



Informix Corporation
4100 Bohannon Drive
Menlo Park, California 94025

         Re:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 1, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 19,674,424 shares of your Common Stock (the "Shares") reserved for issuance under the Ardent Software, Inc. 1986 Stock Option Plan, the Ardent Software, Inc. 1991 Director Stock Option Plan, the Ardent Software, Inc. 1995 Non-Statutory Stock Option Plan and the Informix Corporation 1998 Non-Statutory Stock Option Plan (each a "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

         It is our opinion that the Shares, as or when issued and sold in the manner described in the Registration Statement and sold in the manner referred to in the respective Plan and pursuant to the agreement which accompanies the respective Plan, are or will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ WILSON SONSINI GOODRICH & ROSATI